FOR IMMEDIATE RELEASE

Superior Drilling Products, Inc. Delivered 7% Revenue Growth and
Generated $1.9 Million in Cash for Third Quarter 2018

●	Royalty and fleet maintenance revenue increased 46%

●	Contract services increased 11%

●	Year-to-date revenue grew 24% and net income increased to $1.3 million from $.5 million

●	Generated $4.0 million in cash from operations year-to-date

VERNAL, UT, November 8, 2018 — Superior Drilling Products, Inc. (NYSE American: SDPI) (“SDP” or the “Company”), a designer and manufacturer of drilling tool technologies, today reported financial results for the third quarter ended September 30, 2018.

Troy Meier, Chairman and CEO, noted, “We made measurable progress on several fronts this last quarter. Some of our accomplishments included the following:

●	Opened our Abilene, Texas facility. We are processing tool repairs there, improving tool turnaround time and reducing transportation costs for our distributor by localizing our presence where demand is strong.

●	Finalizing a new, mutually beneficial distribution agreement with our exclusive U.S. distributor.

●	Engaged a servicing partner in the Middle East and expect them to be fully up and running by January 2019.

●	Expanding market channels in the Middle East. In final stages of negotiations with a sophisticated, global oilfield service company to represent the Drill-N-Ream® well bore conditioning tool (“DnR”) in the Middle East, while also addressing additional inquiries by others.”

●	Refinancing our debt to recapitalize our balance sheet.

He added, “The DnR’s operating performance is continuing to garner strong acceptance in the Middle East. In one country, the DnR is approved for use and is the preferred wellbore conditioning tool and, in a second country, the tool is advancing through that country’s stage-gate approval process. Tool revenue improved in the quarter even as tool sales in the U.S. were softer. As final terms of the distribution agreement were being developed, this delayed purchases by our distributor. Tool revenue in the Middle East was light due to logistics inefficiencies. We believe this reinforces the importance of an additional sales channel partners for that region as well as the need for our servicing partner.”

He concluded, “Our first nine months of 2018 have been very strong and, while we expect that a typical seasonal slowdown combined with the finalization of channel partner relationships will somewhat dampen the fourth quarter, we believe this sets us up for a very strong start in 2019.”

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Superior Drilling Products, Inc. Delivered 7% Revenue Growth and Generated $1.9 Million in Cash for Third Quarter 2018 November 8, 2018

Third Quarter 2018 Financial Summary ($ in thousands, except per share amounts)

	Q3 2018	Q3 2017	$Y/Y Change	% Y/Y Change	Q2 2018	$ Seq. Change	% Seq. Change
Tool sales/rental	$1,655	$2,012	$(357)	(17.8)%	$2,506	$(851)	(34.0)%
Other related tool revenue	1,706	1,170	536	45.8%	1,547	160	10.3%
Tool Revenue	3,361	3,182	179	5.6%	4,053	(692)	(17.1)%
Contract Services	1,404	1,265	140	11.1%	1,346	58	4.3%
Total Revenue	$4,765	$4,447	$319	7.2%	$5.399	$(634)	(11.7)%
Operating income (loss)	290	720	(429)	(59.7)%	1,088	(797)	(73.3)%
As a % of sales	6.1%	16.2%			20.1%
Net income (loss)	$225	$586	$(361)	(61.6)%	$1,005	$(780)	(77.6)%
Diluted earnings (loss) per share	$0.01	$0.02	$(0.02)	(62.9)%	$0.04	$(0.03)	(77.6)%

Revenue growth was driven by the increase in deployed tools resulting in higher royalty and fleet maintenance revenue as well as higher contract services revenue that improved with more drill bit refurbishment activity. These improvements more than offset lower tool sales/rental revenue. The decline in tool sales/rental revenue was the result of both distributor contract negotiations and the durability of the DnR tools. The tools durability has extended its useful life and reduced near term replacement tool sales, although in the long term, the durability improves life-of-tool economics.

Net income declined $0.4 million compared with the prior year period as a result of increased investments in research and development, as well as domestic and Middle East expansion efforts.

Third Quarter 2018 Operational Review

($ in thousands)

	Q3 2018	Q3 2017	$ Y/Y Change	% Y/Y Change	Q2 2018	$ Seq. Change	% Seq. Change
Cost of revenue	$1,666	$1,717	$(51)	(3.0)%	$1,943	(277)	(14.3)%
As a percent of sales	35.0%	38.6%			36.0%
Selling, general & administrative	$1,867	$1,102	$764	69.3%	$1,427	440	30.8%
As a percent of sales	39.2%	24.8%			26.4%
Depreciation & amortization	$942	$908	$35	3.8%	$942	1	0.1%
Total operating expenses	$4,475	$3,727	$748	20.1%	$4,311	164	3.8%

The cost of revenue as a percentage of sales improved 360 basis points due to the change in mix, primarily reflecting increased contract services revenue and royalty income.

The $0.8 million increase in selling, general and administrative expense (SG&A) over the prior-year period primarily reflects investments in research and development, expansion into Abilene, Texas with a new repair facility and international market expansion. As a percentage of sales, SG&A increased 14.4 points compared with the prior-year period and 12.8 points over the sequential second quarter.

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Superior Drilling Products, Inc. Delivered 7% Revenue Growth and Generated $1.9 Million in Cash for Third Quarter 2018 November 8, 2018

The decline in third quarter 2018 Adjusted EBITDA, a non-GAAP measure defined as earnings before interest, taxes, depreciation and amortization, non-cash stock compensation expense and unusual items, reflects the investments in R&D and domestic and international expansion efforts. Adjusted EBITDA in the quarter was $1.4 million, or 28.6% of revenue, down $0.4 million and $0.8 million compared with the 2017 third quarter and trailing 2018 second quarter, respectively.

The Company believes that when used in conjunction with measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), Adjusted EBITDA, which is a non-GAAP measure, helps in the understanding of its operating performance. (1)See the attached tables for important disclosures regarding SDP’s use of adjusted EBITDA, as well as a reconciliation of net loss to adjusted EBITDA.

Year-to-Date Review

($ in thousands, except per share amounts)

	YTD 2018	YTD 2017	$ Change	% Change
Revenue	$14,765	$11,866	2,899	24.4%
Operating expenses	13,219	10,971	2,248	20.5%
Operating income (loss)	1,546	894	651	72.8%
Net income (loss)	$1,299	$507	792	156.2%
Diluted income (loss) per share	$0.05	$0.02	0.03	146.6%

Revenue in the first nine months of 2018 increased 24% when compared with the same period last year. The growth reflects higher tool revenue supported by increasing market share, U.S. drilling activity and contributions from penetration into the Middle East. Strong operating leverage from higher volume enabled the measurable improvement in operating income and margin.

Net income for the first nine months of 2018 increased 2.5 times to $1.3 million compared with $0.5 million for the same period in the prior-year. Adjusted EBITDA(1) for the nine-month period was $4.7 million, or 32.1% of sales, compared with $4.2 million, or 35.2% of sales, for the first nine months of 2017.

Balance Sheet and Liquidity

Cash and cash equivalents was $4.3 million at September 30, 2018, up from $2.4 million at the end of 2017 and $3.1 million at the end of the trailing second quarter. Cash generated from operations in the quarter was $1.9 million, compared with $1.7 million in the prior-year period.

In the third quarter of 2018, the Company had capital expenditures of $52 thousand.

Total debt at the end of the quarter was $11.0 million, down $1.8 million, or 14.4%, compared with $12.8 million at December 31, 2017.

At September 30, 2018, SDP had a working capital deficit of approximately $1.2 million. The Company’s manufacturing facility is financed by a commercial bank loan with principal of $4.2 million due February 15, 2019. The debt was reclassified to short-term and results in a working capital deficit at September 30, 2018.

Chris Cashion, Chief Financial Officer, noted, “We are currently in the process of refinancing our mortgage and Hard Rock seller’s note, which combined total approximately $10 million. We expect the refinancing to be completed before the end of the year after which our current ratio will revert to a much improved 2 to 1. Also, the term for our debt will be extended over several years with debt maturities more evenly matching our operating cash flow.”

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Superior Drilling Products, Inc. Delivered 7% Revenue Growth and Generated $1.9 Million in Cash for Third Quarter 2018 November 8, 2018

Outlook:

Given the delays with contract negotiations for tool sales in the U.S. and the timing related to plans to add another channel partner in the Middle East, the Company has slightly lowered its revenue and operating margin guidance for 2018. In addition, investments in service facilities ahead of expected revenue is anticipated to impact gross margin in the fourth quarter with an approximate $150 thousand increase in costs related to the Texas facility start up and Middle East expansion efforts:

Revenue:	$18 million to $21 million	Represents 15% to 35% growth
Operating Margin:	5% to 8%	Reflects investments in facilities expansion in Texas and servicing in the Middle East, as well as staffing and professional fees for Middle East expansion
Interest Expense:	Unchanged from approximately $750 thousand	Down from $906 thousand in 2017 on lower debt balances
Depreciation and Amortization:	Unchanged at slightly under $4.0 million	Compares with $3.7 million in 2017
Capital Expenditures:	Unchanged at approximately $1 million	Similar to 2017

Webcast and Conference Call

The Company will host a conference call and live webcast today at 10:00 am MT (12:00 pm ET) to review the financial and operating results for the quarter and discuss its corporate strategy and outlook. The discussion will be accompanied by a slide presentation that will be made available immediately prior to the conference call on SDP’s website at www.sdpi.com/events. A question-and-answer session will follow the formal presentation.

The conference call can be accessed by calling (201) 689-8470. Alternatively, the webcast can be monitored at www.sdpi.com/events.

A telephonic replay will be available from 1:00 p.m. MT (3:00 p.m. ET) the day of the teleconference until Thursday, November 15, 2018. To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13683889, or access the webcast replay at www.sdpi.com, where a transcript will be posted once available.

About Superior Drilling Products, Inc.

Superior Drilling Products, Inc. is an innovative, cutting-edge drilling tool technology company providing cost saving solutions that drive production efficiencies for the oil and natural gas drilling industry. The Company designs, manufactures, repairs and sells drilling tools. SDP drilling solutions include the patented Drill-N-Ream® well bore conditioning tool and the patented StriderTM oscillation system technology. In addition, SDP is a manufacturer and refurbisher of PDC (polycrystalline diamond compact) drill bits for a leading oil field service company. SDP operates a state-of-the-art drill tool fabrication facility, where it manufactures its solutions for the drilling industry, as well as customers’ custom products. The Company’s strategy for growth is to leverage its expertise in drill tool technology and innovative, precision machining in order to broaden its product offerings and solutions for the oil and gas industry.

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Superior Drilling Products, Inc. Delivered 7% Revenue Growth and Generated $1.9 Million in Cash for Third Quarter 2018 November 8, 2018

Additional information about the Company can be found at: www.sdpi.com.

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements and information that are subject to a number of risks and uncertainties, many of which are beyond our control. All statements, other than statements of historical fact included in this release, regarding our strategy, future operations, financial position, estimated revenue and losses, projected costs, prospects, plans and objectives of management, are forward-looking statements. The use of words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project”, “forecast,” “should” or “plan, and similar expressions are intended to identify forward-looking statements, although not all forward -looking statements contain such identifying words. Certain statements in this release may constitute forward-looking statements, including statements regarding the Company’s financial position, market success with specialized tools, effectiveness of its sales efforts, success at developing future tools, and the Company’s effectiveness at executing its business strategy and plans. These statements reflect the beliefs and expectations of the Company and are subject to risks and uncertainties that may cause actual results to differ materially. These risks and uncertainties include, among other factors, our business strategy and prospects for growth; our cash flows and liquidity; our financial strategy, budget, projections and operating results; the amount, nature and timing of capital expenditures; the availability and terms of capital; competition and government regulations; and general economic conditions. These and other factors could adversely affect the outcome and financial effects of the Company’s plans and described herein.

For more information, contact investor relations:

Deborah K. Pawlowski

Kei Advisors LLC

(716) 843-3908

dpawlowski@keiadvisors.com

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Superior Drilling Products, Inc. Delivered 7% Revenue Growth and Generated $1.9 Million in Cash for Third Quarter 2018 November 8, 2018

Superior Drilling Products, Inc.

Consolidated Condensed Statements of Operations
for the Nine Months Ended September 30, 2018 and 2017

(unaudited)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,

	2018	2017	2018	2017

Revenue	$4,765,361	$4,446,540	$14,764,577	$11,865,648

Operating cost and expenses

Cost of revenue	1,665,774	1,716,740	5,407,389	4,388,860
Selling, general, and administrative expenses	1,866,833	1,102,373	4,991,481	3,837,218
Depreciation and amortization expense	942,473	907,837	2,820,183	2,745,232

Total operating costs and expenses	4,475,080	3,726,950	13,219,053	10,971,310

Operating income (loss)	290,281	719,590	1,545,524	894,338

Other income (expense)
Interest income	113,555	90,959	305,694	255,327
Interest expense	(178,642)	(224,510)	(552,692)	(698,638)
Other income	-	-	-	43,669
Gain on sale of assets	-	-	-	12,167
Total other expense	(65,087)	(133,551)	(246,998)	(387,475)

Income before income taxes	$225,194	$586,039	$1,298,526	$506,863

Income tax benefit	-	-	-	-
Net income	$225,194	$586,039	$1,298,526	$506,863

Basic income (loss) earnings per common share	$0.01	$0.02	$0.05	$0.02

Basic weighted average common shares outstanding	24,542,551	24,261,272	24,537,647	24,218,477

Diluted income (loss) per common Share	$0.01	$0.02	$0.05	$0.02

Diluted weighted average common shares outstanding	25,162,445	24,261,272	25,156,629	24,218,477

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Superior Drilling Products, Inc. Delivered 7% Revenue Growth and Generated $1.9 Million in Cash for Third Quarter 2018 November 8, 2018

Superior Drilling Products, Inc.

Consolidated Condensed Balance Sheets

(unaudited)

	September 30, 2018	December 31, 2017
Assets
Current assets:
Cash	$4,275,063	$2,375,179
Accounts receivable, net	2,628,892	2,667,042
Prepaid expenses	224,833	111,530
Interest Receivable	275,614	-
Inventories	1,034,899	1,196,813
Other current assets	161,996	-
Total current assets	8,601,297	6,350,564

Property, plant and equipment, net	8,006,462	8,809,348
Intangible assets, net	4,297,778	6,132,778
Related party note receivable	7,367,212	7,367,212
Other noncurrent assets	48,727	15,954
Total assets	$28,321,476	$28,675,856

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$658,561	$1,021,469
Accrued expenses	725,151	543,758
Current portion of long-term debt, net of discounts	8,443,430	6,101,678
Total current liabilities	$9,827,142	$7,666,905

Long-term debt, less current portion, net of discounts	2,521,021	6,706,375
Total liabilities	$12,348,163	$14,373,280

Stockholders’ equity
Common stock (24,550,979 and 24,535,155)	24,551	24,535
Additional paid-in-capital	39,280,059	38,907,864
Accumulated deficit	(23,331,297)	(24,629,823)
Total stockholders’ equity	$15,973,313	$14,302,576
Total liabilities and shareholders’ equity	$28,321,476	$28,675,856

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Superior Drilling Products, Inc. Delivered 7% Revenue Growth and Generated $1.9 Million in Cash for Third Quarter 2018 November 8, 2018

Superior Drilling Products, Inc.

Consolidated Statements of Cash Flows

For the Nine Months Ended September 30, 2018 and 2017
(unaudited)

	September 30, 2018	September 30, 2017
Cash Flows From Operating Activities
Net Income	$1,298,526	$506,863
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization expense	2,820,183	2,745,232
Amortization of debt discount	43,459	59,766
Share - based compensation expense	372,211	498,384
Impairment of inventories	41,396	-
Gain on sale of assets	-	(12,167)
Changes in operating assets and liabilities:
Accounts receivable	38,150	(1,493,995)
Interest receivable	(275,614)	(251,600)
Inventories	121,484	(9,220)
Prepaid expenses and other noncurrent assets	(308,072)	(64,245)
Accounts payable and accrued expenses	(181,515)	(610,936)
Other long-term liabilities	-	(17,490)
Net Cash Provided By Operating Activities	$3,970,208	$1,350,592

Cash Flows From Investing Activities
Purchases of property, plant and equipment	(183,263)	(220,101)
Proceeds from sale of fixed assets	-	2,483,921
Net Cash Provided By (Used In) Investing Activities	(183,263)	2,263,820

Cash Flows From Financing Activities
Principal payments on debt	(1,887,061)	(2,858,882)
Principal payments on related party debt	-	(74,293)
Principal payments on capital lease obligations	-	(217,302)
Net Cash Used In Financing Activities	(1,887,061)	(3,150,477)

Net Increase in Cash	1,899,884	463,935
Cash at Beginning of Period	2,375,179	2,241,902
Cash at End of Period	$4,275,063	$2,705,837

Supplemental information:
Cash paid for interest	$488,112	$617,565
Non-cash payment of other long-term liability by offsetting related party note receivable	$-	$550,000
Acquisition of equipment by issuance of note payable	$-	$16,557
Lease equipment renewal	$-	$626,000

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Superior Drilling Products, Inc. Delivered 7% Revenue Growth and Generated $1.9 Million in Cash for Third Quarter 2018 November 8, 2018

Superior Drilling Products, Inc.

Adjusted EBITDA(1) Reconciliation

(unaudited)

(1) Adjusted EBITDA represents net income adjusted for income taxes, interest, depreciation and amortization and other items as noted in the reconciliation table. The Company believes Adjusted EBITDA is an important supplemental measure of operating performance and uses it to assess performance and inform operating decisions. However, Adjusted EBITDA is not a GAAP financial measure. The Company’s calculation of Adjusted EBITDA should not be used as a substitute for GAAP measures of performance, including net cash provided by operations, operating income and net income. The Company’s method of calculating Adjusted EBITDA may vary substantially from the methods used by other companies and investors are cautioned not to rely unduly on it.

	Three Months Ended
	September 30, 2018	September 30, 2017	June 30, 2018

GAAP net income	$225,194	$586,039	$1,004,798
Add back:
Depreciation and amortization	942,473	907,837	941,683
Interest expense, net	65,087	133,551	82,786
Share-based compensation	131,867	147,643	103,327
(Gain) loss on sale of assets	-	-	-
Non-GAAP adjusted EBITDA(1)	$1,364,621	$1,775,070	$2,132,594

GAAP Revenue	$4,765,361	$4,446,540	$5,398,923
Non-GAAP EBITDA Margin	28.6%	39.9%	39.5%

	Nine Months Ended
	September 30, 2018	September 30, 2017

GAAP net income	$1,298,526	$506,863
Add back:
Depreciation and amortization	2,820,183	2,745,232
Share-based compensation	372,211	498,384
Interest expense, net	246,998	443,311
(Gain) loss on sale of assets	-	(12,167)
Non-GAAP Adjusted EBITDA(1)	$4,737,918	$4,181,623

GAAP Revenue	$14,764,577	$11,865,648
Non-GAAP EBITDA Margin	32.1%	35.2%

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